Exhibit 4.4

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is dated [●], 2026, between ClearThink 1 Acquisition Corp., a Cayman Islands exempted company limited by shares, with principal offices c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, the Cayman Islands (the “Company”) and VStock Transfer LLC, a California limited liability company, with offices at 18 Lafayette Place, Woodmere, NY 11598 (the “Rights Agent”).

RECITALS

WHEREAS, the Company is engaged in an initial public offering (the “Public Offering”) of units of the Company’s equity securities (each, a “Unit” and collectively, the “Units”) through D. Boral Capital LLC, the underwriter (the “Underwriter”) in the Public Offering, each such Unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Share”), and one right to receive one-fifth (1/5) of one Ordinary Share (the “Public Rights”) upon the happening of an Exchange Event (as defined below in Section 3.2), and in connection therewith, the Company will issue and deliver up to [17,250,000] Public Rights (including up to [2,250,000] Public Rights subject to the over-allotment option) to public investors in the Public Offering;

WHEREAS, on [●], 2026, the Company entered into those certain Private Units Purchase Agreements with ClearThink 1 Sponsor LLC (the “Sponsor”) and the Underwriter, pursuant to which the Sponsor and the Underwriter agreed to purchase an aggregate of 315,000 private units simultaneously with the closing of the Public Offering at a purchase price of $10.00 per Unit and in connection therewith, will issue and deliver up to an aggregate of 315,000 private units (“Private Placement Rights”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined in the Company’s amended and restated memorandum and articles of association), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 may be converted into up to an additional 150,000 private units at a price of $10.00 per Unit, and in connection therewith, the Company will issue and deliver up to an aggregate of 150,000 rights as part of such private units (the “Working Capital Rights”);

WHEREAS, the Company may issue additional rights from time to time that are to be governed by this Agreement (“Post-IPO Rights” and together with the Private Placement Rights, the Working Capital Rights and the Public Rights, the “Rights”) in connection with, or following the consummation by the Company of, a Business Combination;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) (a) a registration statement on Form S-1, as amended (File No. 333-292967) and (b) a registration statement on Form S-1 (collectively, the “Registration Statement”), and the prospectus forming a part thereof (collectively, the “Prospectus”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Rights, and the Ordinary Shares issuable to the holders of the Units and the Public Rights and which Registration Statement has been declared effective by the SEC;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF RIGHTS AGENT

The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	RIGHTS

2.1 Form of Right

Each Right shall initially be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the electronic (including by DocuSign) or facsimile signature of, any director or officer of the Company. In the event the person whose electronic or facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature

Except with respect to uncertificated Rights as described above, unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for Ordinary Shares.

2.3 Registration

2.3.1 Right Register

The Rights Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2 Registered Holder

Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (such person, a “Registered Holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the rights certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4 Detachability of Rights

The securities comprising the Units, including the Rights, will begin to trade separately on (i) the first trading day following the 52nd day after the effectiveness of the Registration Statement, or (ii) such earlier date as the Underwriter shall determine is acceptable. In no event will separate trading of the securities comprising the Units commence until the Company (i) files a Current Report on Form 8-K with the SEC which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Public Offering and (ii) issues a press release announcing when such separate trading will begin.

3.	TERMS AND EXCHANGE OF RIGHTS

3.1 Rights

Except in cases where the Company is not the surviving entity after the occurrence of an Exchange Event, each holder of a Right shall automatically receive one-fifth (1/5) of one Ordinary Share upon consummation of an Exchange Event. Subject to Section 3.3.4, in the event the Company is not the surviving entity immediately following the Exchange Event, each holder of a Right shall be entitled to automatically receive the kind and amount of securities or properties of the surviving entity as the holders of each one-fifth (1/5) of one Ordinary Share is entitled to receive in such Exchange Event. No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Ordinary Shares upon an Exchange Event, as the purchase price for such Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional Ordinary Shares. The provisions of this Section 3.1 may not be modified, amended or deleted without the prior written consent of the Underwriter.

3.2 Exchange Event

An “Exchange Event” shall be deemed to occur automatically upon the Company’s consummation of an initial Business Combination (as defined in the Company’s amended and restated memorandum and articles of association (as may be amended, restated, or amended and restated from time to time (the “Articles”)).

3.3 Exchange of Rights

3.3.1 Issuance of Certificates

As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct holders of the Rights to return their rights certificates (physically or electronically) to the Rights Agent, subject to dissenter rights to the extent provided by applicable law, if any, in the event that the Company is not the surviving entity in a Business Combination. Upon receipt of a valid rights certificate (physically or electronically), the Company shall make (or cause to be made) entries in its Register of Members of the Company and issue to the Registered Holder of such Right(s) a certificate or certificates, or book-entry position, for the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it; provided that in the event that the Company is not the surviving entity following the Exchange Event, the Company shall notify the registered holders of Rights at least two business days prior to the occurrence of the Exchange Event and the registered holders of Rights shall have the right to receive the kind and amount of securities or properties of the surviving entity pursuant to Section 3.3.4 of this Agreement provided that they elect to such conversion, unless such requirement is otherwise waived by the Company. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Share Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of an Exchange Event, the Company will instruct the Rights Agent to round down to the nearest whole Ordinary Share.

3.3.2 Valid Issuance

All Ordinary Shares issued upon an Exchange Event in conformity with this Agreement and the Articles, shall, upon registration in the register of members of the Company, be validly issued, fully paid and nonassessable.

3.3.3 Date of Issuance

Each person in whose name any book-entry position or certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date that the person’s name is entered in the register of members of the Company, which shall be the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4 Company Not Surviving Following Exchange Event

Upon an Exchange Event in which the Company does not continue as the surviving entity, each holder of a Right will receive the one-fifth (1/5) of an Ordinary Share underlying each Right (without paying any additional consideration) upon consummation of the Exchange Event. Each holder of a Right will convert the Rights into the underlying Ordinary Shares as well as to return the original certificates (if in certificated form) evidencing the Rights to the Company.

3.4 Duration of Rights

If an Exchange Event does not occur within the time period set forth in the Articles, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4.	TRANSFER AND EXCHANGE OF RIGHTS

4.1 Registration of Transfer

The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent. The Rights so cancelled shall be retained by the Rights Agent for its record.

4.2 Procedure for Surrender of Rights

Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights, or book-entry positions, as requested by the Registered Holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights must also bear a restrictive legend.

4.3 Fractional Rights

The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a rights certificate or book-entry position for a fraction of a Right. Fractional shares will either be rounded down to the nearest whole number or otherwise addressed in accordance with Cayman Islands law and the Articles.

4.4 Service Charges

The Company agrees to pay the Rights Agent reasonable remuneration for the registration and transfer of Rights in accordance with a fee schedule to be mutually agreed upon and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in connection therewith.

4.5 Right Execution and Countersignature

The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

5.	OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF RIGHTS

5.1 No Rights as Shareholder

Until exchange of a Right for Ordinary Shares as provided for herein, a Right does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meetings of the Company or the appointment of directors of the Company or any other matter.

5.2 Lost, Stolen, Mutilated, or Destroyed Rights

If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3 Reservation of Ordinary Shares

The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

5.4 Adjustments to Conversion Ratios

The number of Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share subdivision, share dividend, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change with respect to the Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

6.	CONCERNING THE RIGHTS AGENT AND OTHER MATTERS

6.1 Payment of Taxes

The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such Ordinary Shares.

6.2 Resignation, Consolidation, or Merger of Rights Agent

6.2.1 Appointment of Successor Rights Agent

The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation, removal or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation, removal or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be an entity organized and existing under the laws of the United States of America, or any state thereunder, in good standing and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2 Notice of Successor Rights Agent

In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

6.2.3 Merger or Consolidation of Rights Agent

Any entity into which the Rights Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3 Fees and Expenses of Rights Agent

6.3.1 Remuneration

The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2 Further Assurances

The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4 Liability of Rights Agent

6.4.1 Reliance on Company Statement

Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by a director or officer of the Company and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2 Indemnity

The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith, or material breach of this Agreement (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement, except as a result of the Rights Agent’s gross negligence, willful misconduct or bad faith, or material breach of this Agreement (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

6.4.3 Exclusions

The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

6.5 Acceptance of Agency

The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6 Waiver

The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7.	MISCELLANEOUS PROVISIONS

7.1 Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices

Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

ClearThink 1 Acquisition Corp.

150 E. Palmetto Park Road

Suite 202

Boca Raton, Florida 33432

Attention: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

VStock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attention: Compliance

7.3 Applicable Law

The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this exclusive forum provision shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4 Persons Having Rights under this Agreement

Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Rights and, for the purposes of Sections 3.1, 7.4 and 7.8 hereof, the Underwriter, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Underwriter shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter with respect to the Sections 3.1, 7.4 and 7.8 hereof) and their successors and assigns and of the Registered Holders of the Rights. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Underwriter.

7.5 Examination of the Rights Agreement

A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the City of New York and State of New York, for inspection by the Registered Holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6 Counterparts

This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7.7 Effect of Headings

The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8 Amendments

This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of the Underwriter.

7.9 Severability

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written

ClearThink 1 Acquisition Corp.

By:
Name:
Title:

VStock Transfer LLC

By:
Name:
Title:

EXHIBIT A

Form of Rights Certificate

NUMBER

SEE REVERSE FOR

CERTAIN DEFINITIONS

CLEARTHINK 1 ACQUISITION CORP.

CUSIP

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

RIGHT

THIS CERTIFIES THAT, for value received________________________________________

is the registered holder of a right or rights (each, a “Right”) to automatically receive one-fifth (1/5) of one Class A ordinary share, $0.0001 par value (“Ordinary Shares”), of ClearThink 1 Acquisition Corp., a Cayman Islands exempted company (the “Company”) for each Right evidenced by this Right Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Right Certificate pursuant to the Rights Agreement between the Company and VStock Transfer, as Rights Agent. In no event will the Company be required to net cash settle any Right or issue a fractional Ordinary Share.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s memorandum and articles of association, as may be further amended from time to time (“Memorandum and Articles”), the Right shall expire and be worthless. The holder of a Right shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Right Certificate at the office or agency of the Rights Agent, a new Right Certificate or Right Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee in exchange for this Right Certificate, without charge except for any applicable tax or other governmental charge. The Company shall not issue fractional shares upon exchange of Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in any manner (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

This Right does not entitle the registered holder to any of the rights of a shareholder of the Company. This Right shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Dated:

VStock Transfer

ClearThink 1 Acquisition Corp.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —	______________ Custodian _______________
(Cust) (Minor)

under Uniform Gifts to Minors Act

(State)

Additional Abbreviations may also be used though not in the above list.

The Company will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the rights represented thereby are issued and shall be held subject to all the provisions of the Memorandum and Articles and resolutions of the Board of Directors providing for the issue of Ordinary Shares (copies of which may be obtained from the secretary of the Company), to all of which the holder of this certificate by acceptance hereof assents.

For value received, ___________________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE(S))

Rights represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company will full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder of this certificate shall have no right or interest of any kind in or to the funds held in the Company’s trust account (as defined in the Prospectus).